Exhibit 99.1

NEWS RELEASE

CRESCOM BANK COMPLETES 13 BRANCH ACQUISITION, ADDS BRANCHES IN SOUTH
CAROLINA AND EXPANDS INTO SOUTHEASTERN NORTH CAROLINA

CHARLESTON, S.C., December 15, 2014 – CresCom Bank, the wholly owned bank subsidiary of Carolina Financial Corporation (NASDAQ: CARO), today announced that it has completed its acquisition of 13 branches from First Community Bank (Bluefield, Va.) With this acquisition, CresCom Bank now has 26 branch locations throughout South Carolina and Southeastern North Carolina markets, representing $1.3 billion in assets, $0.8 billion in loans and $1.0 billion in deposits.

The bank entered into a definitive agreement with First Community Bank in August 2014. The purchase was finalized and the branches were converted to CresCom Bank branches during the weekend of December 12-14. The acquired branches opened as CresCom Bank branches on the morning of December 15.

“We are very pleased to welcome these new customers and employees to CresCom Bank,” said Carolina Financial Corporation President and CEO Jerry Rexroad. “These new branches are in communities very similar to our existing markets. We look forward to serving customers at the new locations and being an important part of our new communities."

For more information about investor relations, contact Carolina Financial Corporation EVP and CFO Bill Gehman, bgehman@haveanicebank.com, (843) 723-7700.

About Carolina Financial Corporation

Carolina Financial Corporation (NASDAQ: CARO) is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company.  As of September 30, 2014, Carolina Financial Corporation had approximately $1.0 billion in total assets, CresCom Bank operated 14 branch locations in the Charleston and Myrtle Beach areas of South Carolina, and Crescent Mortgage Company originated loans in 45 states and partnered with approximately 2,000 community banks, credit unions and mortgage brokers, offering access to various loan programs. CresCom Bank offers a strong core of banking products and services.  To learn more about CresCom Bank, visit www.haveanicebank.com or call 1-855-CRESCOM.

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For More Information, Contact:

Kimberly McCollum, The Brandon Agency, (843) 916-2000

kmccollum@thebrandonagency.com